Exhibit (b)(1)
GOLDMAN SACHS CREDIT PARTNERS L.P.
85 Broad Street
New York, New York 10004
PERSONAL AND CONFIDENTIAL
January 14, 2008
Swingset Holdings Corp.
Swingset Acquisition Corp.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Jordan Hitch
                 David Humphrey
Commitment Letter
$440 Million Senior Secured Credit Facilities
Ladies and Gentlemen:
We are pleased to confirm the arrangements under which Goldman Sachs Credit Partners L.P. (“GSCP”) is authorized by Swingset Acquisition Corp. (the “Company”) to act as sole lead arranger, sole bookrunner and sole syndication agent in connection with, and commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, the “Commitment Letter”).
You have informed GSCP that the Company, an entity newly created at the direction of, and controlled by, Bain Capital Partners, LLC (together with its affiliates, the “Sponsor”) and a wholly owned subsidiary of another entity newly created at the direction of, and controlled by, the Sponsor (“Holdco”), intends to acquire (the “Acquisition”) an entity identified to us as “Swingset” (together with its subsidiaries, the “Acquired Business”). You have also informed us that the Acquisition and related working capital requirements of the Acquired Business on and after consummation of the Acquisition will be financed from the following sources (in addition to certain available cash on the balance sheet of the Acquired Business):
•	$365 million under a senior secured Tranche B term loan facility (the “Tranche B Term Facility”) having the terms set forth on Annex B;

•	$75 million under a senior secured revolving credit facility (the “Revolving Facility”; and, together with the Tranche B Term Facility, the “Facilities”) having the terms set forth on Annex B;

•	$300 million pursuant to the issuance by the Borrower (as defined in Annex B) of senior subordinated notes (the “Opco Notes”) provided by GS Mezzanine Partners V, L.P. and its affiliated mezzanine investment funds and/or other affiliates of The Goldman Sachs Group, Inc. (collectively, “GSMP”);

•	$110 million pursuant to the issuance by Holdco of senior notes (the “Holdco Notes”, and together with the Opco Notes, the “Notes”) to a group of investors led by GSMP; and

•	cash common or preferred equity investments in Holdco directly or indirectly by the Sponsor, other investors reasonably acceptable to us and certain members of existing management of the Acquired Business (including “rollovers” of existing equity investments in the Acquired Business by existing management) in an amount equal to not less than 40% of pro forma Total Consolidated Debt (as defined below) and equity capitalization of Holdco after consummation of the Acquisition (the “Equity Contribution”). For purposes hereof, “Total Consolidated Debt” means the full principal amount of the Facilities (to the extent borrowed on the Closing Date (as defined in Annex B) but excluding any borrowings under the Revolving Facility solely for the payment of upfront fees for the account of the Lenders), the Notes and any indebtedness for borrowed money (for the avoidance of doubt, excluding indebtedness secured by the Existing Mortgages (as defined in Annex B)) and capital leases of the Acquired Business which is not repaid on the Closing Date.
GSCP is pleased to confirm its commitment to act, and you hereby appoint GSCP to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Facilities, and to provide the Borrower (as defined in Annex B), subject to the following paragraph, the full $440 million of the Facilities, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (as defined below). Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company and GSCP on the date hereof.
Notwithstanding any other provision hereof, if the pro forma ratio of Total Consolidated Debt to consolidated adjusted EBITDA1 as of and for the most recent four fiscal quarter period for which financial statements have been delivered pursuant to Annex C hereto is more than 6.87 to 1.00, then to the extent that such ratio exceeds 6.87 to 1.00, the aggregate principal amount of the Tranche B Term Facility and the Notes shall be reduced by an amount sufficient such that such ratio shall not exceed 6.87 to 1.00, with the amount of such reduction to be (a) allocated between the Tranche B Term Facility and the Notes pro rata to the respective original committed amounts of the Tranche B Term Facility and the Notes and (b) applied (after giving effect to clause (a)) to reduce the principal amount of the HoldCo Notes in full before being applied to reduce the principal amount of the OpCo Notes.
The commitment of GSCP hereunder and its agreement to perform the services described herein are subject to (a) the execution and delivery by the Borrower to the Administrative Agent of all customary definitive documentation with respect to the Facilities (the “Loan Documents”), in each case, which shall be consistent with Annex B hereto and reasonably satisfactory to GSCP and you, (b) the condition that there shall not have occurred, since December 31, 2006 (the date of the most recent audited financial statements for the Acquired Business furnished by the Company to GSCP), any event, circumstance, change or effect that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Acquired Business and its subsidiaries, taken as a whole or would prevent the consummation of the Acquisition (any such event, circumstance, change or effect, a “Material Adverse Effect”); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any event, circumstance, change or effect resulting from or relating to (A) a change in general economic, political or financial market conditions, including interest or exchange rates, (B) a change in the industries, or in the

[1]	The calculation of consolidated adjusted EBITDA as of the Closing Date shall be in accordance with Schedule 1 to Annex B.

business conditions in the geographic regions in which the Acquired Business and its subsidiaries operate, including, but not limited to, a change in general economic conditions that affect the industries in which the Acquired Business and its subsidiaries conduct their business, (C) any change in accounting requirements or principles required by changes in GAAP (or any interpretations thereof) or required by any change in applicable laws (or any interpretations thereof), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law after the date hereof, (E) any acts of terrorism or war or any weather related event, fire or natural disaster or any escalation thereof, (F) the announcement of the execution of the Acquisition Agreement (as defined below) or the pendency of the Acquisition and the other transactions contemplated thereby, including the impact thereof on relationships with current and prospective clients, employer partners, vendors, suppliers and employees, (G) the identity of Holdco, the Company or any of their affiliates as the acquiror of the Acquired Business or any facts or circumstances concerning Holdco, the Company or any of their affiliates, or (H) compliance with the terms of, or the taking of any action required by or the failure to take any action prohibited by, the Acquisition Agreement (other than (i) pursuant to any requirement to operate in the ordinary course of business consistent with past practice or to make the representations and warranties of the Acquired Business accurate, or (ii) the consummation of the Acquisition) or consented to by Holdco; except, in the case of the foregoing clauses (A), (B), (D) and (E), to the extent such event, circumstance, change or effect would have a materially disproportionate impact on the Acquired Business and its subsidiaries, taken as a whole, as compared to other persons in the industry in which the Acquired Business and its subsidiaries conduct their business after taking into account the size of the Acquired Business relative to such other persons; (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions or a decline in the price or trading volume of the common stock of the Acquired Business (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Material Adverse Effect) or (iii) any actions, challenges or investigations relating to the Acquisition Agreement or the transactions contemplated thereby made or brought by any of the current or former stockholders of the Acquired Business (on their own behalf or on behalf of the Acquired Business) resulting from, relating to or arising out of the Acquisition Agreement or the Acquisition and (c) the other conditions expressly set forth or referred to in this Commitment Letter (including, without limitation, the Annexes hereto).
Notwithstanding anything in this Commitment Letter, the Fee Letter or the Loan Documents to the contrary, (a) the only representations and warranties relating to the Acquired Business the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement, but only to the extent that you have the right, on the date that is proposed to be the Closing Date, not to consummate the Acquisition in accordance with the Acquisition Agreement as a result of the failure of such representations and warranties to be true and correct, and (ii) the Specified Representations (as defined below), and (b) there are no conditions, implied or otherwise, to the commitments hereunder or to the availability of the Facilities on the Closing Date other than those expressly set forth or referred to in this paragraph, the immediately preceding paragraph, the ninth paragraph of this Commitment Letter, in Annex B under the headings “Conditions Precedent to Initial Borrowings” and “Conditions to All Borrowings”, and in the Conditions Precedent attached to the Commitment Letter as Annex C. As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Facilities; due execution, delivery and enforceability of such documentation; solvency; no conflicts of the Loan Documents with laws, charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act, status of the Senior Facilities as senior debt and the creation, perfection and priority of the security interests granted in the proposed Collateral (subject to Permitted Liens (to be defined in the Loan Documents and to include in any event “Permitted Liens” (as defined in the Acquisition Agreement) and liens disclosed in the disclosure schedules to the Acquisition Agreement)

and liens securing (i) capital lease obligations and (ii) certain other indebtedness or obligations in an aggregate amount not to exceed $10 million). This paragraph shall be referred to herein as the “Conditionality Provision”.
Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of GSCP and you; provided, however, that such approvals and agreements shall be in a manner that is consistent with the terms set forth in Annex B.
GSCP intends and reserves the right to syndicate the Facilities to the Lenders (as defined in Annex B), and you acknowledge and agree that GSCP intends to commence syndication efforts promptly following your acceptance of this Commitment Letter; provided, however, that notwithstanding GSCP’s right to syndicate the Facilities to any of its affiliates or to any Lender prior to the Closing Date and receive commitments with respect thereto (i) any such syndication prior to the Closing Date will not relieve GSCP of its obligations set forth herein to fund the full amount of the Facilities on the Closing Date, subject to the terms and conditions of this Commitment Letter and (ii) GSCP shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments with respect to this Commitment Letter and the Loan Documents, until the Closing Date has occurred. GSCP will select the Lenders after consultation with the Company. GSCP will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letter; provided, that any title of agent or similar designations or roles awarded to any Lender shall be subject to the approval of the Company (such approval not to be unreasonably withheld or delayed). GSCP will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to ensure that GSCP’s syndication efforts benefit from the existing lending relationships of the Company and the Acquired Business and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of the termination of the primary syndication as determined by GSCP and 90 days following the date of initial funding under the Facilities, the Company will not, and will use commercially reasonable efforts to cause the Acquired Business not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Acquired Business or the Company or any of their respective subsidiaries (other than the Facilities, the Notes and other existing indebtedness permitted to remain outstanding after the Closing Date), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of GSCP (it being understood that any debt permitted to be incurred or refinanced in accordance with the Acquisition Agreement shall not violate this provision). Without limiting the obligations of the Company hereunder, it is understood that GSCP’s commitment hereunder is not subject to syndication of the Facilities.
The Company agrees to cooperate with GSCP, agrees to cause the Sponsor to cooperate with GSCP, and agrees to use its commercially reasonable efforts to cause the Acquired Business to cooperate with GSCP, in connection with (i) the preparation of a customary information package regarding the business, operations, financial projections and prospects of the Company and the Acquired Business including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company, the Sponsor or the Acquired Business deemed reasonably necessary by GSCP to complete the syndication of the Facilities (including, without limitation, using commercially reasonable efforts to obtain  a corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”) and a corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (ii) the presentation of a customary information package in meetings and other communications with prospective Lenders in connection with the syndication of the

Facilities (including, without limitation, direct contact between senior management and representatives of the Sponsor and the Company with prospective Lenders and participation of such persons in meetings (and the use of commercially reasonable efforts to cause the senior management and representatives of the Acquired Business to provide such direct contact and participate in such meetings) at times to be mutually determined). The Company further agrees that the commitment of GSCP hereunder is conditioned upon the Company’s and the Sponsor’s satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arranger a period of at least 26 consecutive days to syndicate the Facilities prior to the Closing Date, which period shall begin to run after the later to occur of the following: (i) the receipt by the Arranger of audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each of the 2005, 2006 and 2007 fiscal years, (ii) if the Closing Date is on or after May 10, 2008, the receipt by the Arranger of unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal quarter ended March 31, 2008, (iii) the preparation and completion of the customary information package referred to above and (iv) meetings with Moody’s and S&P as provided above. The Company will be solely responsible for the contents of any such information package and presentation and acknowledges that GSCP will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Facilities and information provided by or on behalf of the Company, the Sponsor, the Acquired Business or their respective representatives to GSCP in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with GSCP’s standard syndication practices (including hard copy and via electronic transmissions), and you acknowledge that neither GSCP nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of the information or other materials obtained on the Platform.
The Company acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its securities) (each, a “Public Lender”). At the request of GSCP, the Company agrees to prepare an additional version of the information package and presentation to be used by Public Lenders that does not contain material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities. It is understood that in connection with your assistance described above, authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of the Confidential Information Memorandum to prospective Lenders, containing a representation to the Arranger that the public-side version does not include material non-public information about the Company or the Acquired Business, their respective affiliates or their securities. In addition, the Company agrees that unless specifically labeled “Private — Contains Non-Public Information”, no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an internet site (including, without limitation, the Platform), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company or the Acquired Business, their respective affiliates or their securities. For the avoidance of any doubt, the Company acknowledges and agrees that the following documents may be distributed to Public Lenders (unless the Company promptly notifies GSCP that any such document contains material non-public information with respect to the Company, the Acquired Business or their respective securities): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

The Company represents and warrants that (i) to the best of your knowledge after due inquiry, all information (other than projections, including financial projections, forecasts and other forward-looking information and information of a general economic or industry nature) provided by or on behalf of Holdco, the Company or the Sponsor (including with respect to the Acquired Business) to GSCP or the Lenders in connection with the transactions contemplated hereunder, when taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such information is provided (after giving effect to all updates and supplements thereto) and (ii) the financial projections, forecasts and other forward-looking financial information that have been or will be made available to GSCP or the Lenders by or on behalf of Holdco, the Company or the Sponsor (including with respect to the Acquired Business) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that financial projections, forecasts and other forward-looking financial information are not a guarantee of financial performance and actual results may differ there from and such differences may be material. You agree that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and financial projections so that such representations will be correct in all material respects under those circumstances.
In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.
This Commitment Letter may not be assigned by you without the prior written consent of GSCP (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. GSCP may assign its commitment hereunder as provided above, in whole or in part, to any of its affiliates or to any Lender prior to the Closing Date; provided, however, that any such assignment prior to the Closing Date will not relieve GSCP of its obligations set forth herein to fund the full amount of the Facilities on the Closing Date, subject to the terms and conditions of this Commitment Letter. Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto and thereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.
GSCP hereby notifies the Sponsor, the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Sponsor, the Borrower and each of the Guarantors (as defined in Annex B), which information includes the names and addresses of the Borrower and each of the Guarantors and other information that will allow GSCP and each Lender to identify the Sponsor, the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for GSCP and each Lender.
Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by GSCP in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to GSCP (to the extent not prohibited by law or court order from doing so), pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this

Commitment Letter, the Fee Letter and such advice to the Sponsor’s, Holdco’s and the Company’s respective officers, directors, employees, members, managers, agents, attorneys, accountants and advisors who are directly involved in the consideration of the Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter and the Fee Letter or the information contained herein or therein to GSMP and (except in the case of the Fee Letter and this Commitment Letter (other than the annexes hereto) and the information contained therein) to the other Purchasers (as such term is defined in the commitment letter dated as of the date hereof from GSMP to the Company (such letter, the “Notes Commitment Letter”)) of the Notes and to the respective counsel, consultants and advisors (including rating agencies) of each of GSMP and the Purchasers, (iii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’s officers, directors, agents, attorneys, accountants and advisors who are directly involved in the consideration of the Facilities to the extent such persons agree to hold the same in confidence (except that a version of the Fee Letter that is redacted to the satisfaction of GSCP may be disclosed to the foregoing persons), and (iv) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law or court order from doing so) and (v) this Commitment Letter (but not the Fee Letter or the information contained therein) in connection with any proxy statement or any other filing with the SEC or other applicable governmental authorities in connection with the Acquisition. Notwithstanding anything herein to the contrary, the Company and the Sponsor (and each employee, officer, director, member, manager, representative or other agent of the Company or the Sponsor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and all materials of any kind (including opinions or other tax analyses) that are provided to the Company or the Sponsor relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates. The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.
GSCP, on behalf of itself and its affiliates, agrees that it will treat as confidential all information provided to it or such affiliates hereunder by or on behalf of you, the Sponsor or any of your or its respective subsidiaries or affiliates and will use such information solely for the purpose of providing the services which are the subject of this Commitment Letter; provided, however, that nothing herein will prevent GSCP or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law or court order), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person or any of its affiliates, (d) to such person’s affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower and its obligations under the Facilities, in each case, who are advised of the confidential nature of such information and who agree (which agreement may be oral, written, pursuant to a “click-through” confidentiality agreement or otherwise in accordance with customary syndication practice) to treat such information confidentially on terms not materially less restrictive than those set forth herein, (f) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis after consultation with you, (g) received by such person on a non-confidential basis from a source (other than you, the Sponsor or any of your or its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in GSCP’s possession or is independently developed by GSCP or (i) for purposes of establishing a “due diligence” defense.
As you know, Goldman, Sachs & Co. (“Goldman Sachs”) is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Goldman Sachs or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Goldman Sachs or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Company or other companies which may be the subject of the arrangements contemplated by this letter. In addition, please note that Goldman Sachs and/or its affiliates have been retained as financial advisors (in such capacity, the “Financial Advisor”) by the Special Committee of the Board of Directors of the Acquired Business in connection with the Acquisition. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or Goldman Sachs and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend to the Acquired Business that the Special Committee not pursue or accept your offer or proposal for the Acquisition or advise the Acquired Business in any other manner adverse to your interests.
GSCP and its affiliates, including (without limitation) Goldman Sachs and GSMP, (collectively “GS”) may have economic interests that conflict with those of the Company. You agree that GS will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Company, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between GS, on the one hand, and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction GS is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (iii) GS has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether GS or any of its affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto. In addition, GSCP may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company, the Sponsor, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to GSCP hereunder.
In addition, please note that GSCP, Goldman Sachs and their affiliates do not provide accounting, tax or legal advice.
Consistent with GSCP’s policies to hold in confidence the affairs of its customers, GSCP will not furnish confidential information obtained from or on behalf of you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither GSCP nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.
GSCP’s commitments hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the receipt by GSCP of notice from you of the abandonment by you or termination by you of the definitive documentation for the Acquisition (the “Acquisition Agreement”); provided, that you hereby agree to provide such notice to GSCP promptly in the event of any such abandonment or termination of the Acquisition Agreement, (iii) a material breach by the Company under this Commitment Letter or the Fee Letter and (iv) 5:00 p.m., New York City time, on June 30, 2008, unless the closing of the Facilities, on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.
Each of the parties hereto irrevocably and unconditionally agrees that any suit or proceeding arising in respect to this letter or our commitment or the Fee Letter will be tried exclusively (subject to the proviso below), in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, and each of the parties agrees to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitment or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would cause the application of the laws of another jurisdiction; provided, however, that with respect to matters relating to a Material Adverse Effect or claims related thereto, such matters shall be governed by and construed in accordance with the laws of the State of Delaware.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and indemnified persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons). The indemnification, syndication, confidentiality, jurisdiction, venue, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall have been executed and delivered and notwithstanding the termination of this

Commitment Letter or GSCP’s commitments hereunder and GSCP’s agreement to provide the services described herein; provided, that your indemnification obligations and GSCP’s confidentiality obligations under this Commitment Letter shall automatically terminate and be superseded by the terms of the definitive documentation for the Facilities upon the initial funding under the Facilities.
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Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 11:59 pm (New York time) on January 14, 2008, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours, GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ Bruce Mendelsohn
Authorized Signatory

ACCEPTED AS OF JANUARY 14, 2008:

SWINGSET HOLDINGS CORP.

By:	/s/ Jordan Hitch

Name:	Jordan Hitch
Title:	Secretary

SWINGSET ACQUISITION CORP.

By:	/s/ Jordan Hitch

Name:	Jordan Hitch
Title:	Secretary